Exhibit 10.17

TURNSTONE SYSTEMS, INC.

EXECUTIVE EMPLOYMENT AGREEMENT

This Agreement is entered into as of October 10, 2003 (the “Effective Date”) by and between Turnstone Systems, Inc. (the ”Company”), and Eric S. Yeaman (“Executive”).

1. Duties and Scope of Employment.

(a) Position and Duties. Executive has served and will continue to serve as Chief Executive Officer and Chief Financial Officer of the Company. Executive will render such business and professional services in the performance of his duties, consistent with Executive’s position within the Company, as shall reasonably be assigned to him by the Company’s Board of Directors (the “Board”) and/or as are contemplated by the Company’s bylaws.

(b) Board Membership. While employed by the Company and if requested by the Board, Executive agrees to serve as a member of the Board without any additional compensation, subject to any required Board and/or stockholder approval.

(c) Obligations. While employed by the Company, Executive will perform his duties faithfully and to the best of his ability and will devote all business efforts and time as required by the Company.

2. At-Will Employment. The parties agree that Executive’s employment with the Company will be “at-will” employment and may be terminated at any time with or without cause or notice by either party. Executive understands and agrees that neither his job performance nor promotions, commendations, bonuses or the like from the Company give rise to or in any way serve as the basis for modification, amendment, or extension, by implication or otherwise, of his employment with the Company.

3. Place of Employment. The Executive’s services shall be performed at the Company’s principal executive offices in Santa Clara, California, and upon the Company’s exit from such executive offices, at the Executive’s home office.

4. Compensation. For all services to be rendered by the Executive pursuant to this Agreement, the Company agrees to pay the Executive a base salary (the “Base Salary”) at an annual rate of not less than US$165,000. The Base Salary shall be paid in periodic installments in accordance with the Company’s regular payroll practices.

5. Employee Benefits. The Executive shall be entitled to participate in employee benefit plans or programs of the Company, if any, to the extent that his position, tenure, salary, age, health and other qualifications make him eligible to participate, subject to the rules and regulations applicable thereto. The Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time.

6. Vacation. Due to the nature of this engagement, Executive will not be entitled to any paid vacation.

7. Expenses. The Executive shall be entitled to prompt reimbursement by the Company for all reasonable ordinary and necessary expenses incurred by the Executive in the performance of his duties and responsibilities under this Agreement; provided, that the Executive shall properly account for such expenses in accordance with Company policies and procedures.

8. Other Activities. The Executive shall devote all time and efforts necessary to the business and affairs of the Company and its subsidiaries and to the diligent and faithful performance of the duties and responsibilities duly assigned to him pursuant to this Agreement. Provided that the obligations to the business and affairs of the Company and its subsidiaries have been satisfied, the Executive may engage in other employment, occupation or consulting activity for any direct or indirect remuneration without the prior approval of the Board.

9. Termination Benefits. If the Executive’s employment with the Company is terminated by the Company (or its successors or assigns) without Cause or by the Executive’s death or disability, then the Executive shall be entitled to receive, on the employment termination date, a lump sum severance payment equal to six months of his Base Salary. “Cause” shall mean:

(i)	the willful or grossly negligent failure by Executive to substantially perform his duties hereunder,

(ii)	Executive’s commission of gross misconduct which is injurious to the Company,

(iii)	breach by Executive of a material provision of this agreement or the agreements incorporated herein by reference,

(iv)	a material violation of a federal or state law or regulation applicable to the business of the Company,

(v)	misappropriation or embezzlement of Company funds or an act of fraud or dishonesty upon the Company made by Executive,

(vi)	Executive’s conviction of, or plea of nolo contendre to, a felony; or

(vii)	Executive’s continued failure to comply with directives of the Board

No act, or failure to act, by the Executive shall be considered “willful” unless committed without good faith or without a reasonable belief that the act or omission was in the Company’s best interest.

10. Proprietary Information. During the course of his employment with the Company and thereafter, the Executive shall not, without the prior written consent of the Board of Directors, disclose or use for any purpose (except in the course of his employment under this Agreement and in furtherance of the business of the Company or any of its affiliates or subsidiaries) any confidential information or proprietary data of the Company. The Executive agrees that the Company’s

Confidential Information and Invention Assignment Agreement, previously executed by the Executive, shall remain in full force and effect.

11. Severance Agreement. Upon the termination of his employment and in exchange for the termination benefits provided in Paragraph 9, the Executive agrees to execute a severance agreement and release of claims against the Company and to abide by the terms thereunder.

12. Right to Advice of Counsel. The Executive acknowledges that he has consulted with counsel and is fully aware of his rights and obligations under this Agreement.

13. Successors. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such assumption agreement prior to the effectiveness of any such succession shall entitle the Executive to the benefits described in paragraph 9 of this Agreement, subject to the terms and conditions therein.

14. Assignment. This Agreement and all rights under this Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective personal or legal representatives, executors, administrators, heirs, distributees, devisees, legatees, successors and assigns. This Agreement is personal in nature, and neither of the parties to this Agreement shall, without the written consent of the other, assign or transfer this Agreement or any right or obligation under this Agreement to any other person or entity; except that the Company may assign this Agreement to any of its affiliates or wholly-owned subsidiaries, provided, that such assignment will not relieve the Company of its obligations hereunder. If the Executive should die while any amounts are still payable to the Executive hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive’s devisee, legatee, or other designee or, if there be no such designee, to the Executive’s estate.

15. Notices. All notices, requests, demands and other communications called for hereunder shall be in writing and shall be deemed given (i) on the date of delivery, or, if earlier, (ii) one (1) day after being sent by a well established commercial overnight service, or (iii) three (3) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at such addresses as the parties shall furnish to each other in writing.

16. Waiver. Failure or delay on the part of either party hereto to enforce any right, power, or privilege hereunder shall not be deemed to constitute a waiver thereof. Additionally, a waiver by either party or a breach of any promise hereof by the other party shall not operate as or be construed to constitute a waiver of any subsequent waiver by such other party.

17. Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

18. Arbitration.

(a) Arbitration. In consideration of Executive’s employment with the “Company”, its promise to arbitrate all employment-related disputes and Executive’s receipt of the compensation, pay raises and other benefits paid to Executive by the Company, at present and in the future, Executive agrees that any and all controversies, claims, or disputes with anyone (including the Company and any employee, officer, director, shareholder or benefit plan of the Company in their capacity as such or otherwise) arising out of, relating to, or resulting from Executive’s employment with the Company or the termination of Executive’s employment with the Company, including any breach of this agreement, shall be subject to binding arbitration under the arbitration rules set forth in California Code of Civil Procedure Section 1280 through 1294.2, including Section 1283.05 (the “Rules”) and pursuant to California law. Disputes which Executive agrees to arbitrate, and thereby agrees to waive any right to a trial by jury, include any statutory claims under State or Federal law, including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the California Fair Employment and Housing Act, the California Labor Code, claims of harassment, discrimination or wrongful termination and any statutory claims. Executive further understands that this agreement to arbitrate also applies to any disputes that the Company may have with Executive.

(b) Procedure. Executive agrees that any arbitration will be administered by the American Arbitration Association (“AAA”) and that a neutral arbitrator will be selected in a manner consistent with its national rules for the resolution of employment disputes. The arbitration proceedings will allow for discovery according to the rules set forth in the National Rules for the Resolution of Employment Disputes. Executive agrees that the arbitrator shall have the power to decide any motions brought by any party to the arbitration, including motions for summary judgment and/or adjudication and motions to dismiss and demurrers, prior to any arbitration hearing. Executive agrees that the arbitrator shall issue a written decision on the merits. Executive also agrees that the arbitrator shall have the power to award any remedies, including attorneys’ fees and costs, available under applicable law. Executive understands the Company will pay for any administrative or hearing fees charged by the arbitrator or AAA. Executive agrees that the arbitrator shall administer and conduct any arbitration in a manner consistent with the rules and that to the extent that the AAA’s National Rules for the Resolution of Employment Disputes conflict with the rules, the rules shall take precedence.

(c) Remedy. Except as provided by the rules, arbitration shall be the sole, exclusive and final remedy for any dispute between Executive and the Company. Accordingly, except as provided for by the rules, neither Executive nor the Company will be permitted to pursue court action regarding claims that are subject to arbitration. Notwithstanding, the arbitrator will not have the authority to disregard or refuse to enforce any lawful Company policy, and the arbitrator shall not order or require the Company to adopt a policy not otherwise required by law which the Company has not adopted.

(d) Availability of injunctive relief. In accordance with Rule 1281.8 of the California Code of Civil Procedure, Executive agrees that any party may also petition the court for injunctive relief where either party alleges or claims a violation of the employment, confidential information, invention assignment agreement between Executive and the Company or any other agreement regarding trade secrets, confidential information, nonsolicitation or Labor Code §2870. In the event either party seeks injunctive relief, the prevailing party shall be entitled to recover reasonable costs and attorneys’ fees.

(e) Administrative relief. Executive understands that this agreement does not prohibit Executive from pursuing an administrative claim with a local, state or federal administrative body such as the department of fair employment and housing, the equal employment opportunity commission or the workers’ compensation board. This agreement does, however, preclude Executive from pursuing court action regarding any such claim.

19. Voluntary Nature of Agreement. Executive acknowledges and agrees that Executive is executing this agreement voluntarily and without any duress or undue influence by the Company or anyone else. Executive further acknowledges and agrees that Executive has carefully read this agreement and that Executive has asked any questions needed for Executive to understand the terms, consequences and binding effect of this agreement and fully understand it, including that Executive is waiving Executive’s right to a jury trial. Finally, Executive agrees that he/she has been provided an opportunity to seek the advice of an attorney before signing this agreement.

20. Integration. This Agreement, together with the Confidential Information Agreement, the D&O Indemnification Agreement and the option agreements previously entered into between the Executive and the Company, represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral. No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in writing and signed by the Company.

21. Headings. The headings of the paragraphs contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of any provision of this Agreement.

22. Applicable Law. This Agreement shall be governed by and construed in accordance with the internal substantive laws, and not the choice of law rules, of the State of California.

23. Cooperation. Executive shall, without further remuneration, provide Executive’s reasonable cooperation in connection with (i) any action or proceeding (or any appeal from any action or proceeding) that relates to events occurring during Executive’s employment hereunder or (ii) assisting the Company in patenting, registering, maintaining, enforcing and perfecting any of the Company’s intellectual property rights. If Executive’s cooperation is needed under this paragraph, the Company shall use reasonable best efforts to schedule Executive’s participation at a mutually convenient time, and shall reimburse Executive for reasonable travel and out-of–pocket expenses (following presentment of reasonable substantiation). This provision shall survive any termination of this Agreement or Executive’s employment.

24. Counterparts. This Agreement may be executed in one or more counterparts, none of which need contain the signature of more than one party hereto, and each of which shall be deemed to be an original, and all of which together shall constitute a single agreement.

25. Tax Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.

26. Acknowledgment. Executive acknowledges that he has had the opportunity to discuss this matter with and obtain advice from his private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by their duly authorized officers, as of the day and year first above written.

COMPANY:

TURNSTONE SYSTEMS, INC.

By:	/s/ ALBERT Y. LIU	Date:	10/10/03

Title:	General Counsel & Director of HR

EXECUTIVE:

/s/ ERIC S. YEAMAN		Date:	10/10/03

Eric S. Yeaman